Exhibit 10.1

Form of Shareholders Agreement

SHAREHOLDERS AGREEMENT

DATED AS OF [●], 202[●]

AMONG

PAYSAFE LIMITED

AND

THE OTHER PARTIES HERETO

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5.11	Severability	18
5.12	Table of Contents, Headings and Captions	18
5.13	Grant of Consent	18
5.14	Counterparts	18
5.15	Effectiveness	18
5.16	No Recourse	18

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SHAREHOLDERS AGREEMENT

This Shareholders Agreement is entered into as of [●], 202[●] by and among Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda (the “Company”), Pi Jersey Topco Limited, a company incorporated in Jersey (“Pi Topco”), Paysafe Group Holdings Limited, a private limited company incorporated under the laws of England and Wales (“PGHL”) and each of the Principal Shareholders (as defined below) from time to time party hereto.

RECITALS:

WHEREAS, in connection with the Equity Transactions (as defined below) and effective upon the consummation thereof, the parties hereto wish to set forth certain understandings between such parties in relation to the Company, including with respect to certain governance of the Company and other matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Shareholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Blackstone Investors Designee” has the meaning assigned to such term in Section 2.2(b).

“Blackstone Investors Designator” means the Blackstone Investors, or any group of Blackstone Investors collectively then directly holding or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, being attributed a majority of the Common Shares held by all Blackstone Investors.

“Blackstone Investors” means the entities listed on the signature pages hereto under the heading “Blackstone Investors,” any Transferee that becomes party to this Agreement as a “Blackstone Investor” in accordance with Section 5.5 hereof, and their respective Affiliates.

“Board” means the board of directors of the Company from time to time.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cannae” means Cannae Holdings, LLC, a Delaware limited liability company.

“Common Shares” means common shares, par value $0.001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation or similar transaction.

“Closing Date” means the date of the closing of the Equity Transactions.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any proprietary, business relevant or sensitive information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to a Principal Shareholder or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i) that is or has become publicly available other than as a result of a disclosure by a Principal Shareholder or its designated representatives in violation of this Agreement;

(ii) that was already known to a Principal Shareholder or its designated representatives or was in the possession of a Principal Shareholder or its designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii) that is received by a Principal Shareholder or its designated representatives from a source other than the Company or its designated representatives, provided, that the source of such information was not actually known by such Principal Shareholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company;

(iv) that was independently developed or acquired by a Principal Shareholder or its designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v) that a Principal Shareholder or its designated representatives is required, in the good faith determination of such Principal Shareholder or designated representative, to disclose by applicable law, regulation or legal process, provided, that such Principal Shareholder or designated representative first takes reasonable steps to minimize the extent of any such required disclosure, and provided, further, that no such steps to minimize disclosure shall be required where disclosure is made (a) in response to a request by a regulatory or self-regulatory authority of competent authority or (b) in connection with an audit or examination by a bank examiner or auditor or regulatory authority and such audit or examination does not specifically reference the Company or this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Covered Shares” means all Equity Securities of which PGHL, Pi Topco and/or the CVC Investors or the Blackstone Investors, as applicable, acquires legal or beneficial ownership, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, other than any Equity Securities purchased on the open market after the Closing Date.

“CVC Investors Designee” has the meaning assigned to such term in Section 2.2(a).

“CVC Investors Designator” means the CVC Investors, or any group of CVC Investors collectively then directly holding or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, being attributed a majority of the Common Shares held by all CVC Investors.

“CVC Investors” means the entities listed on the signature pages hereto under the heading “CVC Investors,” any Transferee that becomes party to this Agreement as a “CVC Investor” in accordance with Section 5.5 hereof, and their respective Affiliates.

“Director” means any director of the Company from time to time.

“Equity Securities” means any and all Common Shares of the Company, and any and all securities of the Company convertible into, or exchangeable or exercisable for (whether or not subject to contingencies or the passage of time, or both), such shares, and options, warrants or other rights to acquire Common Shares of the Company.

“Equity Transactions” means the transactions contemplated by the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FTAC Designee” has the meaning assigned to such term in Section 2.2(c).

“FTAC Designators” means the FTAC Investors, who shall jointly designate the FTAC Designee.

“FTAC Investors” means Cannae and FTAC Sponsor.

“FTAC Sponsor” means Trasimene Capital FT, LP II, a Delaware limited partnership.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Information” has the meaning set forth in Section 3.1 hereof.

“Jointly Designated Directors” has the meaning set forth in Section 2.1 hereof.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation, governmental approval (whether granted or required) or Governmental Order, in each case, of any Governmental Authority.

“Lock-Up Period” has the meaning set forth in Section 4.3 hereof.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 7, 2020, by and among Foley Trasimene Acquisition Corp. II, the Company, PGHL and the other parties thereto.

“NewCo” has the meaning set forth in Section 4.2 hereof.

“Non-Recourse Party” has the meaning set forth in Section 5.16 hereof.

“Permitted Transferee” has the meaning set forth in Section 4.3 hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PGHL” means Paysafe Group Holdings Limited, a private limited company incorporated under the laws of England and Wales.

“Pi Topco” means Pi Jersey Topco Limited, a company incorporated in Jersey.

“Plan Asset Regulation” has the meaning set forth in Section 3.3(a) hereof.

“Principal Shareholders” means (i) the CVC Investors, (ii) the Blackstone Investors and (iii) the FTAC Investors.

“Shareholder Designator” has the meaning assigned to such term in Section 2.2(d).

“Shareholder Designee” means any CVC Investors Designee, Blackstone Investors Designee or FTAC Designee.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“VCOC Investor” has the meaning set forth in Section 3.3(a) hereof.

“Voting Power” means, at any time, the voting power of all shares of outstanding share capital entitled to vote generally in the election of directors of the Company as of the record date for such meeting.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

2.1 Initial Board Composition. Effective as of the Closing Date, the Board is anticipated to be comprised of eleven Directors, as follows: (i) the Chief Executive Officer of PGHL, (ii) four Directors designated by the CVC Designator and the Blackstone Designator, (iii) four Directors jointly designated by the FTAC Designators and (iv) two Directors, to be jointly designated as mutually agreed by the CVC Designator, the Blackstone Designator and Cannae, who shall be independent as required by the Securities and Exchange Commission and applicable listing exchange rules and regulations (such two Directors, the “Jointly Designated Directors”). A majority of the Directors shall be neither a citizen nor a resident of the United States.

2.2 Election of Directors.

(a) Following the Closing Date, the CVC Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include: (i) if the CVC Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, two Directors and (ii) if the CVC Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 2.5% (but less than 7.5%) of the aggregate outstanding Common Shares, one Director, which Director may be a U.S. citizen or resident (in each case, each such person a “CVC Designee”). In addition, if the CVC Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, the CVC Designator shall have the right, but not the obligation, to (i) jointly with the Blackstone Designator and Cannae, designate the Jointly Designated Directors and (ii) to consent to any individual nominated for election to the Board seat initially occupied by the Chief Executive Officer of PGHL.

(b) Following the Closing Date, the Blackstone Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include: (i) if the Blackstone Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, two Directors and (ii) if the Blackstone Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 2.5% (but less than 7.5%) of the aggregate outstanding Common Shares, one Director, which Director may be a U.S. citizen or resident (in each case, each such person a “Blackstone Designee”). In addition, if the Blackstone Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, the Blackstone Designator shall have the right, but not the obligation, to (i) jointly with the CVC Designator and Cannae, designate the Jointly Designated Directors and (ii) to consent to any individual nominated for election to the Board seat initially occupied by the Chief Executive Officer of PGHL.

(c) Following the Closing Date, for so long as the FTAC Investors collectively continue to hold at least 50% of the aggregate outstanding Common Shares held by such FTAC Investors as of the Closing Date, the FTAC Designators shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, four Directors and Cannae shall have the right, but not the obligation, to (i) jointly with the Blackstone Designator and the CVC Designator, designate the Jointly Designated Directors and (ii) to consent to any individual nominated for election to the Board seat initially occupied by the Chief Executive Officer of PGHL. If and when the FTAC Investors collectively hold less than 50% of the aggregate outstanding Common Shares held by the FTAC Investors as of the Closing Date, the FTAC Designators shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include: (i) if the FTAC Investors collectively hold at least 7.5% of the aggregate outstanding Common Shares, four Directors; (ii) if the FTAC Investors collectively hold at least 6.25% (but less than 7.5%) of the aggregate outstanding Common Shares, two Directors; and (iii) if the FTAC Investors collectively hold at least 2.5% (but less than 6.25%) of the aggregate outstanding Common Shares, one Director, which Director may be a U.S. citizen or resident (in each case, each such person a “FTAC Designee”). In addition, if the FTAC Investors collectively hold at least 7.5% of the aggregate outstanding Common Shares, Cannae shall have the right, but not the obligation, to (i) jointly with the Blackstone Designator and the CVC Designator, designate the Jointly Designated Directors and (ii) to consent to any individual nominated for election to the Board seat initially occupied by the Chief Executive Officer of PGHL. Further, for so long as the Company remains a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, at any time the FTAC Designators have the right under this Section 2.2(c) to appoint more than one Director, at least one of the FTAC Designees shall be neither a citizen nor a resident of the United States.

(d) If at any time the CVC Designator, the Blackstone Designator, the FTAC Designators or Cannae (each, a “Shareholder Designator”) has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.2(a), Section 2.2(b) or Section 2.2(c) hereof, the CVC Designator, the Blackstone Designator, the FTAC Designators or Cannae, as applicable, shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(e) Directors are subject to removal pursuant to the applicable provisions of the Amended and Restated Bye-Laws of the Company; provided, however, for as long as this Agreement remains in effect, the CVC Designees may only be removed with the consent of the CVC Designator, the Blackstone Designees may only be removed with the consent of the Blackstone Designator and the FTAC Designees may only be removed with the consent of the FTAC Designator, in each case delivered in accordance with Section 5.13 hereof.

(f) In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the CVC Designees, the Blackstone Designees or the FTAC Designees, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as reasonably possible, by a new designee of the CVC Designator, the Blackstone Designator or the FTAC Designators, as applicable.

(g) The Company shall, to the fullest extent permitted by applicable Law, include in the slate of nominees recommended by the Board at any meeting of shareholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.2 and use its reasonable best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Shareholder Designee shall fail to be elected to the Board at any meeting of shareholders called for the purpose of electing directors (or written resolution in lieu of a meeting), the Company shall use its reasonable best efforts to cause such Shareholder Designee (or a new designee of the applicable Shareholder Designator) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by applicable Law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(h) Each Principal Shareholder (or PGHL and/or Pi Topco on behalf of and at the direction of any Principal Shareholder, as applicable) hereby agrees to vote in favor of and to consent to the Shareholder Designees in connection with each vote taken or written resolution executed in connection with the election of Directors to the Board, and each Principal Shareholder agrees not to seek to remove or replace the Shareholder Designees.

(i) In addition to any vote or written resolution of the Board or the shareholders of the Company required by applicable Law or the memorandum of association or bye-laws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase the Total Number of Directors to greater than eleven (other than any increase in the Total Number of Directors in connection with the election of one or more Directors elected exclusively by the holders of one or more classes or series of the Company’s shares other than Common Shares) shall require the prior written consent of (i) the CVC Designator, for so long as the CVC Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, (ii) the Blackstone Designator, for so long as the Blackstone Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, and (iii) the FTAC Designators, for so long as the FTAC Investors collectively hold at least 7.5% of the aggregate outstanding Common Shares, in each case delivered in accordance with Section 5.13 hereof.

2.3 Compensation. Except to the extent the CVC Designator, the Blackstone Designator or the FTAC Designators may otherwise notify the Company with respect to the CVC Designees, the Blackstone Designees or the FTAC Designees, respectively, any Shareholder Designees shall be entitled to compensation consistent with the Director compensation received by other Directors, including any fees and equity awards, provided, that (x) to the extent any Director compensation is payable in the form of equity awards, at the election of a Shareholder Designee that is an employee or affiliate of a Principal Shareholder, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other Directors and (y) at the election of a Shareholder Designee that is an employee or affiliate of a Principal Shareholder, any Director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by the electing Shareholder Designee) shall be paid to a Principal Shareholder or an Affiliate thereof specified by such Shareholder Designee rather than to such Shareholder Designee. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, any Shareholder Designee that is an employee or affiliate of a Principal Shareholder shall not be subject to such policy unless otherwise determined by such Principal Shareholder in its sole discretion.

2.4 Other Rights of Shareholder Designees. Except as provided in Section 2.3, each Shareholder Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall, to the maximum extent permitted by applicable Law, indemnify, exculpate, and reimburse fees and expenses of the Shareholder Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Shareholder Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the memorandum of association or bye-laws of the Company, applicable Law or otherwise.

2.5 Director Independence and Applicable Regulatory Requirements. Notwithstanding anything to the contrary herein, the parties hereto shall ensure that the composition of the Board will continue to meet all requirements for a company listed on the New York Stock Exchange (or such other stock exchange on which the Common Shares may be listed from time to time), including with respect to director independence, and any other Laws or requirements of a Governmental Authority applicable to members of the Board. In the event a Shareholder Designee is prevented from serving as a Director by a Governmental Authority with the ability to so prevent, each of the Company, Pi Topco, PGHL and each Principal Shareholder shall use their respective commercially reasonable efforts to cause such Governmental Authority to remove such restriction; provided, that, (x) there shall be no obligation for such person to be added as a member of the Board and (y) the Shareholder Designator that had designated such Shareholder Designee shall be entitled to designate a replacement Director in lieu of such person. In addition, the parties hereto acknowledge and agree that: (i) there is no agreement, arrangement or understanding for any of the Directors to vote or act together; (ii) that each Director shall act individually in respect of the matters that come before the Board consistent with the fiduciary duties of each Director; and (iii) each Director shall at all times act in accordance with applicable Law and shall refrain from taking any action which would cause the Principal Shareholders to contravene applicable Law.

ARTICLE III.

INFORMATION; VCOC

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, (a) permit the Principal Shareholders and their respective designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary, (b) host regular conference calls for the Principal Shareholders with senior officers of the Company upon request, and (c) provide the Principal Shareholders all information of a type, at such times and in such manner as is consistent with the Company’s past practice or that is otherwise reasonably requested by such Principal Shareholders from time to time (all such information so furnished pursuant to this Section 3.1, the “Information”). Subject to Section 3.4, any Principal Shareholder (and any party receiving Information from a Principal Shareholder) who shall receive Information shall maintain the confidentiality of such Information. Notwithstanding the foregoing, that the Company shall not be required to disclose any privileged or Confidential Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Principal Shareholders without the loss of any such privilege or otherwise as provided for in a confidentiality agreement between the parties.

3.2 Certain Reports. The Company shall deliver or cause to be delivered to the Principal Shareholders, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Principal Shareholders; provided, however, that the Company shall not be required to disclose any privileged or Confidential Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Principal Shareholders without the loss of any such privilege or otherwise as provided for in a confidentiality agreement.

3.3 VCOC.

(a) With respect to each Principal Shareholder or Affiliate thereof that is intended to qualify its direct or indirect investment in the Company as a “venture capital investment” as defined in the Department of Labor regulations codified at 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”) (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Shares (or other securities of the Company into which such Common Shares may be converted or for which such Common Shares may be exchanged), without limitation or prejudice of any of the rights provided to the Principal Shareholders hereunder, the Company shall, with respect to each such VCOC Investor:

(i) provide each VCOC Investor or its designated representative with:

(A) upon reasonable notice and at mutually convenient times, the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries;

(B) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(C) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D) to the extent the Company is required by applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available; and

(E) upon written request by the VCOC Investor, copies of all materials provided to the Board, subject to appropriate protections with respect to confidentiality and preservation of attorney-client privilege; provided, that, in each case, if the Company makes the information described in clauses (B), (C) and (D) of this Section 3.3(a)(i) available through public filings on the EDGAR System or any successor or replacement system of the U.S. Securities and Exchange Commission, the requirement to deliver such information shall be deemed satisfied;

(ii) make appropriate officers and/or Directors of the Company available, and cause the officers and directors of its Subsidiaries to be made available, periodically and at such times as reasonably requested by each VCOC Investor, upon reasonable notice and at mutually convenient times, for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries;

(iii) to the extent that the VCOC Investor requests to receive such information and rights, and to the extent consistent with applicable Law or listing standards (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform each VCOC Investor or its designated representative in advance with respect to any significant corporate actions, and to provide (or cause to be provided) each VCOC Investor or its designated representative with the right to consult with the Company and its Subsidiaries with respect to such actions should the VCOC Investor elect to do so; provided, however, that this right to consult must be exercised within five days after the Company informs the VCOC Investor of the proposed corporate action; provided, further, that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to such corporate action; and

(iv) provide each VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in writing to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulation; provided that the parties agree that any such rights of consultation shall be of a nature consistent with those granted above and nothing in this Agreement shall be deemed to require the Company to grant to the VCOC Investor any additional rights with respect to the governance or management of the Company.

(b) The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above in this Section 3.3, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c) In the event a VCOC Investor or any of its Affiliates Transfers all or any portion of their investment in the Company to an Affiliated entity that is intended to qualify its investment in the Company as a “venture capital investment” (as defined in the Plan Asset Regulation), such Transferee shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

(d) In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulation), or the investment in the Company by a VCOC Investor does not qualify as a “venture capital investment” as defined in the Plan Asset Regulation, then the Company and each Principal Shareholder will cooperate in good faith and take all reasonable actions necessary, subject to applicable Law, to preserve the VCOC status of each VCOC Investor or the qualification of the investment as a “venture capital investment,” it being understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.

(e) For so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Shares (or other securities of the Company into which such Common Shares may be converted or for which such Common Shares may be exchanged) and upon the written request of such VCOC Investor, without limitation or prejudice of any of the rights provided to the Principal Shareholders hereunder, the Company shall, with respect to each such VCOC Investor, furnish and deliver a letter covering the matters set forth in Sections 3.3(a), 3.3(b), 3.3(c) and 3.3(d) hereof in a form and substance satisfactory to such VCOC Investor.

(f) In the event a VCOC Investor is an Affiliate of a Principal Shareholder, as described in Section 3.3(a) above, such affiliated entity shall be afforded the same rights with respect to the Company and afforded to the Principal Shareholder under this Section 3.3 and shall be treated, for such purposes, as a third party beneficiary hereunder.

3.4 Confidentiality. Each Principal Shareholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that such Principal Shareholder and its designated representatives may disclose Confidential Information to the other Principal Shareholders, to the Shareholder Designees and to (a) its Affiliates and its Affiliates’ attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Principal Shareholder’s investment in the Company, (b) any Person, including a prospective purchaser of Common Shares, as long as such Person has first agreed, in writing, to maintain the confidentiality of such Confidential Information, (c) any of such Principal Shareholder’s or its respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents who have the need to know such Confidential Information (the Persons referenced in clauses (a), (b) and (c), a Principal Shareholder’s “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, further, however, that each Principal Shareholder agrees to be responsible for any breaches of this Section 3.4 by such Principal Shareholder’s designated representatives.

3.5 Information Sharing. Each party hereto acknowledges and agrees that Shareholder Designees may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Principal Shareholder and its designated representatives (subject to such Principal Shareholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.4).

ARTICLE IV.

ADDITIONAL COVENANTS

4.1 Pledges or Transfers. Upon the request of any Principal Shareholder or at the request of Pi Topco or PGHL acting on behalf of and at the direction of any Principal Shareholder that wishes to (x) pledge, charge, hypothecate or grant security interests in any or all of the shares of Common Shares held by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (y) sell or transfer any or all of the shares of Common Shares held by it, including to a third party investor, the Company agrees to cooperate with such Principal Shareholder or at the request of Pi Topco or PGHL acting on behalf of and at the direction of any Principal Shareholder, as applicable, in taking any action reasonably necessary to consummate any such pledge, charge, hypothecation, grant or transfer, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such Common Shares subject to the pledge, charge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends and cooperating in diligence or other matters as may reasonably requested by any Principal Shareholder in connection with a proposed transfer.

4.2 Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Principal Shareholder or Pi Topco or PGHL (on behalf of any Principal Shareholder) will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a Shareholders agreement with the Principal Shareholders, Pi Topco and PGHL that provides the Principal Shareholders and Pi Topco or PGHL, as applicable, with rights vis-à-vis such NewCo that are substantially identical to those set forth in this Agreement.

4.3 Lock-Up. For the period beginning on the Closing Date until the earlier of (i) 180 days thereafter or (ii) if the VWAP of the Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, 60 days thereafter (such applicable period, the “Lock-Up Period”), the CVC Investors and the Blackstone Investors shall not, and shall cause any other holder of record of any of the CVC Investors’ and the Blackstone Investors’ Covered Shares not to, Transfer any of the CVC Investors’ and the Blackstone Investors’ Covered Shares. Notwithstanding the immediately preceding sentence, post-Closing Transfers of Covered Shares that are held by any of the CVC Investors, the Blackstone Investors or any of their Permitted Transferees (as defined below) that have entered into a written agreement contemplated by the proviso in this Section 4.3 are permitted (i) to any investment fund or other entity controlled or managed by such CVC Investor or Blackstone Investor, as applicable, to such CVC Investor’s or Blackstone Investor’s, as applicable, officers or directors, any Affiliates or family members of any of such CVC Investor’s or Blackstone Investor’s, as applicable, officers or directors, any limited partners, members or stockholders of such CVC Investor or Blackstone Investor, as applicable, or any Affiliates of the CVC Investors or the Blackstone Investors, as applicable, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the Laws of the jurisdiction of incorporation or formation of such CVC Investor or Blackstone Investor, as applicable, or the organizational documents of such CVC Investor or Blackstone Investor, as applicable, as amended from time to time, upon dissolution of such CVC Investor or Blackstone Investor, as applicable; or (vi) in the event of the Company’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in the holders of all of the Common Shares having the right to exchange their shares for cash, securities or other property subsequent to the completion of the Equity Transactions (including the entry into an agreement in connection with such liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction); provided, however, that each transferee contemplated by clauses (i) through (v) (each, a “Permitted Transferee”) must enter into a written agreement with the Company agreeing to be bound by the restrictions in this Section 4.3. The parties hereto agree that, if the lock-up provisions in Section 6(b) of the Sponsor Agreement, dated as of December 7, 2020 by and among Foley Trasimene Acquisition Corp. II, Paysafe Limited, Paysafe Bermuda Holding LLC and the other parties that are signatories thereto are modified in a manner that is favorable to the FTAC Investors, the corresponding modifications shall automatically apply to this Section 4.3. Any Transfer in violation of the provisions of this Section 4.3 shall be null and void ab initio and of no force or effect.

ARTICLE V.

GENERAL PROVISIONS

5.1 Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Principal Shareholders, as provided under Section 5.3, and except for Section 3.3 hereof, this Agreement, excluding Article V hereof, shall terminate with respect to each Principal Shareholder at such time as such Principal Shareholder and its Affiliates collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed less than 2.5% of the aggregate outstanding Common Shares or such earlier time as such Principal Shareholder shall deliver a written notice to the Company requesting that this Agreement terminate with respect to such Principal Shareholder in accordance with Section 5.3(d). The VCOC Investors shall advise the Company when they collectively first cease to hold any Common Shares (or other securities of the Company into which such Common Shares may be converted or for which such Common Shares may be exchanged), whereupon Section 3.3 hereof shall terminate.

5.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s, Pi Topco’s and PGHL’s address is:

c/o Paysafe Limited

25 Canada Square, 27th Floor

London, United Kingdom E14 5LQ Attention: Elliott Wiseman, General Counsel & Chief Compliance Officer

Email: [email address]

If to any of the Principal Shareholders, to such Principal Shareholder’s address at set forth on Schedule A hereto.

5.3 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and Principal Shareholders holding a majority of the aggregate outstanding Common Shares then held by the Principal Shareholders in the aggregate; provided, however, that any modification or amendment (i) to Section 2.1, Section 2.2 or this Section 5.3 shall also require the approval of the CVC Designator, the Blackstone Designator and the FTAC Designators and (ii) that would adversely affect the rights of any of the CVC Investors, the Blackstone Investors or the FTAC Investors hereunder shall also require the approval of the CVC Investors, the Blackstone Investors or the FTAC Investors, as applicable.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in in the specific instance in which it is given.

(d) Each Principal Shareholder, in such Principal Shareholder’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company. Thereafter, such Principal Shareholder shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Principal Shareholder; provided, that until the expiration of the Lock-Up Period, the transfer restrictions set forth in Section 4.3 shall survive any such withdrawal and shall continue to apply to the Covered Shares of such withdrawing Principal Shareholder as if it were a party hereto.

(e) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

5.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Principal Shareholder being deprived of the rights contemplated by this Agreement.

5.5 Assignment. The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto; provided, however, that each Principal Shareholder may, without the consent of the Company or any other Person, assign its rights and obligations under Section 2.2 of this Agreement, in whole or in part, to any Transferee of Common Shares so long as (i) any right to designate Directors to the Board will not result in the Transferee receiving the right to designate more than two Directors where such designation rights would result in the Transferee receiving the right to designate a percentage of the Total Number of Directors that is greater than the percentage of the aggregate outstanding Common Shares held by such Transferee after giving effect to such Transfer and (ii) such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a “CVC Investor” or “Blackstone Investor,” as applicable, hereunder, whereupon such Transferee shall be deemed a “CVC Investor” or “Blackstone Investor,” as applicable, hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6 Third Parties. Except as provided for in Article III with respect to any VCOC Investor that is an Affiliate of a Principal Shareholder, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.8 Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 5.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

5.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to seek specific performance of this Agreement without the posting of a bond.

5.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, a Shareholder Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 5.2 hereof by such Shareholder Designator as of the latest date any such notice is so provided to the Company.

5.14 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.15 Effectiveness. This Agreement shall become effective upon the Closing Date.

5.16 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

PAYSAFE LIMITED

By:
Name:
Title:

PI TOPCO:

PI JERSEY TOPCO LIMITED

By:
Name:
Title:

PGHL:

PAYSAFE GROUP HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

CVC INVESTORS:

PI HOLDINGS JERSEY LIMITED

By:
Name:
Title:

PI SYNDICATION LP

By: Pi Syndication GP Limited, its general partner

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

BLACKSTONE INVESTORS:

BCP PI AGGREGATOR (CAYMAN) L.P.

By: BCP VII Holdings Manager (Cayman) L.L.C., its general partner

By: Blackstone Management Associates (Cayman) VII L.P., its managing member

By: BCP VII GP L.L.C., its general partner

By:
Name:
Title:

BCP VII CO-INVEST – STAR (CAYMAN) L.P.

By: Blackstone Management Associates (Cayman) VII L.P., its general partner

By: BCP VII GP L.L.C., its general partner

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) VII – ESC L.P.

By: BCP VII GP L.L.C., its general partner

By:
Name: Title:

BLACKSTONE PI CO-INVEST (CAYMAN) L.P.

By: Blackstone Management Associates (Cayman) VII L.P., its general partner

By: BCP VII GP L.L.C., its general partner

By:
Name: Title:

[Signature Page to Shareholders Agreement]

FTAC INVESTORS:

CANNAE HOLDINGS, LLC

By:
Name:
Title:

TRASIMENE CAPITAL FT, LP II

By: Trasimene Capital FT, LLC II, its general partner

By:
Name:
Title:

[Signature Page to Shareholders Agreement]